Exhibit 10.1
July 2, 2003
Errol Samuelson
West Fourth Ave., Suite
Vancouver, BC V6J 1M7
Canada
Dear Errol:
On behalf of Homestore, Inc., it is with great pleasure that I extend to you our offer of employment. The specifics of this offer are as follows: .

JOB TITLE:	Senior Vice President, Software Group

RESPONSIBILITIES:	Management of CFT, WyldFyre and Top Producer

START DATE:	August 11, 2003

SUPERVISOR:	Jack Dennison, Chief Operating Officer

ANNUAL SALARY:	$200,000 USD

STOCK OPTIONS:	150,000

BONUS	up to 50% of base salary

VACATION:	Three Weeks (15 days) per anniversary year

LOCATION:	Vancouver, British Columbia, Canada

EMPLOYMENT STATUS:	Exempt, Regular-Full Time Employee
If you accept this offer of employment, you will be scheduled for a new employee orientation session during your first month of employment to introduce you to Homestore, Inc.’s employee benefits and policies.
As a regular, full-time employee, you will be eligible for medical insurance and other fringe benefits. The effective date of your medical benefits will be the first of the month following date of employment. Further details will be discussed with and provided to you on your first day of employment.
You will be eligible to earn an annual target bonus in the amount of up to fifty percent (50%) of your base salary (prorated for 2003) based on the achievement of certain business and financial objectives that you and your supervisor mutually determine on good faith, in accordance with the company’s annual bonus plan.
Upon commencement of your employment and subject to Board of Directors approval, you will be granted 150,000 stock options in Homestore, Inc. The Board, at their next scheduled meeting following your date of hire, will set the option price at the fair market value. Your options will vest over four years at a rate of 25% of the shares on the first anniversary of your start date and monthly thereafter for the remaining 36 months. Options expire 10 years after the grant date or 90 days after termination, whichever comes earlier.
30700 Russell Ranch Road, Westlake Village, CA 91362 • 805-557-2300 • Fax 805-557-2688

Errol Samuelson
July, 2003

On your first day of work, new hire documents will be completed to assure that there is no delay in the processing of your paycheck. In accordance with federal law, you will be required to provide documentation to Human Resources within 72 hours of your commencement of employment verifying your employment eligibility. Additionally, you will be required to sign Homestore’s Confidentiality Agreement and Code of Conduct Policy.
Regarding our severance practice for certain senior leaders, should your employment be terminated by the company for any reason other than “Cause” (definition attached) or voluntary termination, you will receive severance pay equal to six (6) months of your regular base salary.
This letter is not intended to be a contract, and unless expressly agreed otherwise in writing signed by the Chief Executive Officer and you, your employment is at-will. This means that you have the right to resign at any time with or without cause, with or without notice. Likewise, Homestore, Inc. retains the right to terminate your employment at any time with or without cause, with or without notice.
This offer is contingent upon receipt of satisfactory references, degree verification (as determined by Homestore’s Human Resources Department) and demonstration of your legal right to work in the United States.
We are very pleased to extend this offer to you. I join the rest of the Homestore, Inc. team in looking forward to working with you, and know that our success will be even greater with you aboard.
Please indicate your acceptance of this offer by faxing the signed offer letter to Kellie Canady, Human Resources Recruiting Coordinator, at (805) 557-2688. In addition, please bring the original signed offer letter with you on your first day of work. This offer is valid for 3 days from the date on the offer letter.
Sincerely,
/s/Jack Dennison
Jack Dennison
Chief Operating Officer
cc: Megan Best, Director of Human Resources
I have read and understand the terms of this offer and consent to all of the terms and provisions contained herein.

Name:	/s/ Errol Samuelson	Date:	August 5, 2003
Congratulations! Now that you’ve accepted our offer, please provide the following confidential information so that we may enter your information into our HRIS & initiate your new-hire process. Welcome aboard!!

Date of Birth:

Social Security Number:

30700 Russell Ranch Road, Westlake Village, CA 91362 • 805-557-2300 • Fax 805-557-2688

CAUSE DEFINED
For purposes of this Agreement, “cause” for Executive’s termination will exist at any time after the happening of one or more of the following events:
(a)	a willful and continued failure or a refusal to comply in any material respect with the reasonable policies, standards or regulations of Company;

(b)	a good faith determination by Company’s Chief Executive Officer or the Chief Operating Officer that Executive’s performance is unsatisfactory after written notice and a thirty (30) day opportunity to cure;

(c)	a willful and continued failure or a refusal in any material respect, faithfully or diligently, to perform Executive’s duties determined by Company in accordance with this Agreement or the customary duties of Executive’s employment (whether due to ill health, disability or otherwise; provided however, that Executive shall be entitled to any benefits or reasonable accommodation required by law);

(d)	unprofessional, unethical or fraudulent conduct or conduct that materially discredits Company or is materially detrimental to the reputation, character or standing of Company;

(e)	dishonest conduct or a deliberate attempt to do an injury to Company;

(f)	Executive’s material breach of a term of this Agreement or the Employee Invention Assignment, Code of Conduct and Confidentiality Agreement, including, without limitation, Executive’s theft of Company’s proprietary information;

(g)	Executive’s extended absence from work without an approved leave;

(h)	Executive’s death; or

(i)	a conviction of the Executive for any crime constituting a felony in the jurisdiction in which committed.